Filed Pursuant to Rule 433
                                                         File No.: 333-131594-05

RMBS NEW ISSUE - $450MM WELLS FARGO (WFHET) 2007-2     ** PRICED **
SYNDICATE: LEAD - LEHMAN
TIMING:
CL   SIZE(MM)   MDYs/FCH /DBRS    WAL   WINDW     C/E%   BENCH   SPRD
A1   223.206    Aaa /AAA /AAA    0.86   01-22   20.20%   1M L    +9
A2    22.931    Aaa /AAA /AAA    2.00   22-26   20.20%   1M L    +17
A3    96.371    Aaa /AAA /AAA    3.50   26-76   20.20%   1M L    +23
A4    28.002    Aaa /AAA /AAA    6.59   76-79   20.20%   1M L    +30
M1    24.840    Aa1 /AA+ /AAh    4.76   44-79   14.85%   1M L    +37
M2    13.697    Aa2 /AA  /AA     4.61   42-79   11.90%   1M L    +44
M3     7.893    Aa3 /AA- /AAl    4.56   41-79   10.20%   1M L    +60
M4     7.429    A1  /A+  /Ah     4.52   40-79    8.60%   1M L    +100
M5     7.197    A2  /A   /A      4.50   39-79    7.05%   1M L    +117
M6     4.875    A3  /A-  /Al     4.48   39-79    6.00%   1M L    +170
M7     4.179    Baa1/BBB+/BBBh   4.47   38-79    5.10%   1M L    +250
M8     4.179    Baa2/BBB /BBB    4.45   38-79    4.20%   1M L    +250
M9     3.482    Baa3/BBB-/BBBl   4.45   38-79    3.45%   1M L    +250
B1     3.482    Ba1 /BB+ /BBh    4.44   37-79    2.70%   1M L    N/A
B2     3.947    Ba2 /BB  /BB     4.32   37-79    1.85%   1M L    N/A

 NB - SETTLE DATE 4/20/07, FLAT; FIRST PAY 5/25/07
    - CLASS B1 AND B2 ARE 144A
    - THE COUPON FOR THE M7, M8, M9 CLASSES IS L+250

The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 800 666 2388. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.